Exhibit 10.4

DATA CENTER SERVICES AGREEMENT

between

AUTOMATIC DATA PROCESSING, INC.

and

CDK GLOBAL HOLDINGS, LLC

Dated as of September 29, 2014

DATA CENTER SERVICES AGREEMENT

This DATA CENTER SERVICES AGREEMENT (this “Agreement”), dated as of September 29, 2014, is between Automatic Data Processing, Inc., a Delaware corporation (“ADP”), and CDK Global Holdings, LLC, a Delaware limited liability company. ADP and Dealer shall be separately referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Board of Directors of ADP has determined that it is in the best interests of ADP to separate the Dealer Business (as defined below) and the ADP Business (as defined below) into two independent public companies (the “Separation”), in order to provide greater flexibility for the management, capital requirements and growth of the Dealer Business and to allow ADP to focus its time and resources on the development and growth of the ADP Business;

WHEREAS, ADP and Dealer have entered into a Separation and Distribution Agreement, dated as of September 29, 2014 (as the same may be amended, supplemented, restated and/or modified from time to time, the “Separation Agreement”), in order to carry out, effect and consummate the Separation (including the distribution, by dividend, to ADP stockholders of the capital stock of Dealer (or its successor), as more fully described in the Separation Agreement (the “Distribution”)); and

WHEREAS, the Separation Agreement requires that Dealer and ADP enter into this Agreement to properly document the data center services to be provided by ADP (as defined below) to the Dealer Group.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein and in the Separation Agreement, and intending to be legally bound hereby, ADP and Dealer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For all purposes of this Agreement:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“ADP” has the meaning assigned to such term in the Preamble hereto.

“ADP Business” means all businesses and operations of the ADP Group, other than the Dealer Business.

“ADP Group” means ADP and each Person that will be a direct or indirect Subsidiary of ADP immediately after the Distribution and each Person that is or becomes a member of the ADP Group after the Distribution, including any Person that is or was merged into ADP or any such direct or indirect Subsidiary, and each other Person that would have been included in the ADP Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b) of the Separation Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Preamble hereto, as such Agreement is amended, restated, supplemented or otherwise modified from time to time.

“Ancillary Agreements” has the meaning assigned to such term in the Separation Agreement.

“Business” means the Dealer Business and/or the ADP Business, as the context requires.

“Business Day(s)” means any day other than a Saturday, Sunday or national holiday.

“Data Centers” means ADP’s DC1, DC2 and Elk Grove data centers as further described in the Supplements attached hereto.

“Data Center Technology” means the hardware, equipment, technology, software, data, infrastructure and intellectual property that is related to, located in or used in connection with the Data Centers as further described on the Supplements attached hereto.

“Dealer” means, prior to the LLC Conversion, CDK Global Holdings LLC, a Delaware limited liability company whose sole member is ADP and, immediately after the LLC Conversion, CDK Global, Inc., a Delaware corporation.

“Dealer Business” means the business and operations conducted by the Dealer Group from time to time, whether prior to, at or after the Effective Time, including, without duplication, (i) the Dealer Services Business (as defined in the Separation Agreement) conducted by ADP prior to the Restructuring (including with respect to any terminated, divested or discontinued business or operations of the Dealer Group), (ii) the Dealer Services Business conducted by ADP prior to any previous internal restructurings of ADP relating to the Dealer Services Business and (iii) the business and operations conducted by the Dealer Group, as more fully described in the Information Statement (as defined in the Separation Agreement).

“Dealer Group” means Dealer and each Person that will be a direct or indirect Subsidiary of Dealer immediately prior to the Distribution (but after giving effect to the Restructuring) and each Person that is or becomes a member of the Dealer Group after the Distribution, including any Person that is or was merged into Dealer or any such direct or indirect Subsidiary, and each other Person that would have been included in the Dealer Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b) of the Separation Agreement.

“Dispute Escalation Notice” has the meaning assigned to such term in Section 7.2.

“Distribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of ADP in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution occurs on the Distribution Date.

“Fees” has the meaning assigned to such term in Section 3.1.

“Force Majeure” has the meaning assigned to such term in Section 7.16.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NASDAQ Global Select Market.

“Group” means the ADP Group and/or the Dealer Group, as the context requires.

“Indemnified Party” has the meaning assigned to such term in Section 6.1.

“Indemnifying Party” has the meaning assigned to such term in Section 6.1.

“Information” means all information of either the ADP Group or the Dealer Group, as the context requires, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“LLC Conversion” has the meaning assigned to such term in the Separation Agreement.

“Losses” has the meaning assigned to such term in Section 6.1.

“Parties” has the meaning assigned to such term in the Preamble hereto.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Restructuring” has the meaning assigned to such term in the Separation Agreement.

“Restructuring Documents” has the meaning assigned such term in the Separation Agreement.

“Separation” has the meaning assigned to such term in the Recitals hereto.

“Separation Agreement” has the meaning assigned to such term in the Recitals hereto.

“Service Recipient” means any member of the Dealer Group or its permitted assignees under the Separation Agreement and all legal entities owned by Dealer immediately after the Distribution.

“Services” has the meaning assigned to such term in Section 2.1.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Supplement 1” means the Co-Location Services Supplement attached hereto, together with all related schedules, attachments and exhibits.

“Supplement 2” means the Platform as a Service (PFW) Supplement attached hereto, together with all related schedules, attachments and exhibits.

“Supplement Term” means, for each Supplement, the applicable Services term as set forth therein.

“Supplements” means Supplement 1 and Supplement 2 attached hereto, together with all related schedules, attachments and exhibits.

“Term” has the meaning assigned to such term in Section 4.1(a).

“Third Party Service Providers” shall mean third parties which are or will be engaged by ADP or its Affiliates to assist in the delivery of its obligations under this Agreement.

“Transition” means the transition of the Services from ADP to the Dealer Group or Dealer’s own third party service providers.

Section 1.2 General Interpretive Principles. (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (ii) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context otherwise requires and (v) references to a Person also refer to its predecessors and permitted successors and assigns.

ARTICLE II

SERVICES

Section 2.1 Provision of Services.

(a) Commencing on the Distribution Date and continuing throughout the Term, ADP shall provide to the Dealer Group the services set forth on the Supplements attached hereto (collectively, the “Services”) upon the terms and conditions set forth herein and in the applicable Supplement. Unless specifically set forth elsewhere herein to the contrary, this Agreement does not apply to the services to be provided by ADP Group to Dealer Group pursuant to any Ancillary Agreements. If, after the execution of this Agreement, the Parties reasonably determine that a service (i) that was provided by the ADP Group to the Dealer Group prior to the Distribution Date and (ii) such service is reasonably necessary to the conduct the Services after the Distribution Date, was unintentionally omitted from the Supplements, then ADP shall provide such additional service (with such service becoming a Service for purposes of this Agreement), it being agreed by the Parties that the charges for such additional Services shall be their actual cost to ADP if provided by a third party or at the hourly rate set forth in the applicable Supplement.

(b) Disaster recovery services as specified in the applicable Supplement.

(c) For avoidance of doubt, the Parties acknowledge and agree that this Agreement is non-exclusive. Dealer shall not be prohibited by this Agreement from obtaining services during the Term that are identical or substantially similar to (or in lieu of) the Services from sources other than ADP. For avoidance of doubt, (i) Dealer may only utilize ADP-approved third parties to provide any such services at any of the Data Centers and any such services must be coordinated with and approved in advance by ADP, and (ii) there will be no reduction in the Fees in the event that Dealer utilizes a third party to provide any of the Services.

(d) ADP shall, and shall cause any Third Party performing Services to, perform the Services: (i) at least at the same level of accuracy, quality, completeness, timeliness, responsiveness and professionalism as was provided prior to the Distribution (except to the extent otherwise provided in a Supplement). ADP will provide anti-virus protection for the Services to the extent specified in the applicable Supplement. ADP shall promptly and prospectively correct any errors or omissions in any of the Services of which it becomes aware.

(e) All Third Party Service Providers of ADP with access to Dealer Confidential Information must agree to be bound by a non-disclosure agreement with ADP that includes protection for Dealer Confidential Information consistent with the obligations under this Agreement. ADP will be liable for actions/omissions of Third Party Services Providers to the same degree as it would have been under the Agreement if ADP itself had so acted or failed to act. Any Third Party Service Provider engaged by ADP in support of the

Services after the Effective Date shall be subject to the same level of due diligence and background inquiries that ADP applies to the selection of Third Party Service Providers engaged by ADP for provisions of services similar to the Services to ADP itself. ADP shall, subject to resource availability, provide Dealer Group with reasonable assistance, at no additional charge or expense (other than any amounts in addition to the Fees required to be paid to Third Party Service Providers by ADP in connection with such assistance, which amounts shall be the sole responsibility of Dealer), in the Transition of the Services described in Supplement 2 hereto to a third party provider upon Dealer’s request.

Section 2.2 Use of Data Center Services. Dealer Group shall use the Services (i) for substantially the same purpose and in substantially the same manner as the Dealer Business used such Services prior to the Distribution, and/or (ii) for the purpose of separating and migrating the Dealer Business from the ADP Business. Subject to the foregoing sentence, Dealer Group shall not resell any Services to any Person whatsoever or otherwise permit the use of the Services by any Person in any way other than in connection with the conduct of the Dealer Business in the ordinary course consistent with past practice. In no event shall the scope of any Service required to be performed hereunder exceed what is described in this Agreement unless ADP shall otherwise agree in writing in its sole discretion.

Section 2.3 Technology. ADP hereby grants to Dealer Group, during the term of this Agreement, a non-exclusive license to use or access, as the case may be, the Data Center Technology, but solely to the extent necessary for the Dealer Group to receive and utilize the Services to execute the types of transactions and business contemplated by this Agreement.

Section 2.4 Cooperation. Dealer Group shall make available on a timely basis to ADP Group all information, materials, networks and information technology systems reasonably requested by ADP Group to enable ADP to provide the applicable Services hereunder. Dealer Group shall cooperate with ADP Group and any Third Party Service Provider as is necessary to allow ADP to provide the Services to Dealer Group.

Section 2.5 Team Leaders. The Parties shall each designate an individual that will serve as such Party’s primary point of contact with respect to the Services (each, a “Team Leader”). Each of ADP and Dealer may change its Team Leader from time to time by written notice to the other Party.

Section 2.6 Ownership of Intellectual Property.

(a) The Parties acknowledge and agree that as between ADP and Dealer, ADP is the exclusive owner of all right, title and interest in and to any and all intellectual property and other proprietary rights provided, created, or developed by ADP, its Affiliates or Third Party Service Providers in connection with the Services provided hereunder (including the Data Center Technology). As such, ADP has the sole right, in its sole discretion, to authorize the use, reproduction, distribution, disclosure, publication and access to such intellectual property and Data Center Technology.

(b) The Parties acknowledge and agree that, as between the Parties, all of Dealer Group’s systems, business methods, names, logos, Confidential Information, data, software, proprietary code, scripts and related documentation used to provide the Services (including that which has been developed by the Dealer Group for the Dealer Group and used prior to the Distribution in connection with the Dealer Business and has been installed or implemented at the Data Center for ADP to operate on Dealer’s behalf), is and shall be the exclusive property of Dealer (“Dealer Information”). To the extent that ownership of any Dealer Information does not by law automatically vest in Dealer, ADP assigns to Dealer, now or upon its creation, without further consideration, all rights, title and interest in such Dealer Information, including any copyright, trademark, service mark, trade secret, and other proprietary right relating thereto.

ARTICLE III

FEES; PAYMENT

Section 3.1 Fees and Expenses. Dealer shall pay ADP the fees as set forth on the Supplements, (the “Fees”).

Section 3.2 Payment.

(a) ADP Group shall provide to Dealer each month an itemized statement (an “Invoice”) for the Services performed during the preceding month. All amounts due under the Invoice shall be paid in full by Dealer within thirty (30) days of receipt of an Invoice from ADP, unless Dealer in good faith disputes the amount of Fees contained in any such invoice, as provided in Section 3.2(b) below. Any payments due under this Section 3.2 that are not timely paid by Dealer shall be subject to late charges of 1.5% for each month or portion thereof that such payment is overdue.

(b) If Dealer, in good faith, disputes any Fees, it shall promptly submit to ADP written notice of such dispute specifying in reasonable detail the basis for such dispute and may withhold from its payment of the relevant Invoice only such disputed amounts (except for applicable taxes on the disputed amounts), subject to resolution in accordance with Section 7.2.

Section 3.3 Taxes. In addition to the fees and other amounts payable by Dealer to ADP under this Agreement, Dealer shall pay any applicable taxes or assessments, including without limitation any sales, use or excise taxes, that may be levied or assessed by any government or other taxing authority in connection with the provision of the Services, or any receipts therefor, other than federal, state or local income taxes (including both regular and alternative minimum taxes) or other federal, state or local taxes based upon ADP’s taxable income, alternative taxable income or net income.

Section 3.4 No Set-off. Dealer’s obligation to pay fees or make any other required payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including, without limitation, pursuant to any claims under the Separation Agreement or the Ancillary Agreements.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. The term of this Agreement shall commence on the Distribution Date and end on the date that the last Supplement Term expires, unless earlier terminated in accordance with Section 4.2 below (the “Term”); provided, however, that notwithstanding anything contained herein or in any Supplement to the contrary, each outstanding Supplement shall terminate immediately upon the termination of this Agreement.

Section 4.2 Termination by Dealer or ADP. This Agreement or any Supplement may be terminated as follows:

(a) except as otherwise provided by Law, by either Dealer or ADP at any time upon written notice to the other Party, if (i) the other Party is adjudicated as bankrupt, (ii) any insolvency, bankruptcy or reorganization proceeding is commenced by the other Party under any insolvency, bankruptcy or reorganization act, (iii) any action is taken by others against the other Party under any insolvency, bankruptcy or reorganization act and such Party fails to have such proceeding stayed or vacated within ninety (90) days or (iv) if the other Party makes an assignment for the benefit of creditors, or a receiver is appointed for the other Party which is not discharged within thirty (30) days after the appointment of the receiver;

(b) by ADP at any time upon written notice to Dealer, if Dealer fails to pay the amount of any undisputed Fees payable by it in accordance with Article III hereof and such failure is not cured within ninety (90) days after written notice from ADP or its applicable Affiliate; or

(c) by Dealer at the end of any calendar month, with respect to any or all of the Services provided to it hereunder; provided, that Dealer shall give ADP not less than fifteen (15) Business Days prior written notice specifying the date that such termination is to be effective (or such shorter notice as may be agreed upon by Dealer and ADP.

Section 4.3 Effect of Termination. In the event this Agreement is validly terminated as provided herein, each of the Parties shall be relieved of its duties and obligations arising hereunder after the date of such termination; provided, however, that (i) the provisions set forth in Articles V and VI hereof shall survive any termination of this Agreement and (ii) such termination in and of itself shall not relieve a Party of liability for a breach prior to the date of such termination. For the avoidance of doubt, in the event of any termination of this Agreement or any Supplement, Dealer shall pay ADP for all applicable Services provided through the effective date of such termination on a pro rata basis.

ARTICLE V

DATA SECURITY; CONFIDENTIALITY; REPORTS

Section 5.1 Data Protection and Security

(a) Dealer Information shall be and remain, as between the Parties, the property of Dealer. ADP shall not possess or assert any lien or other right against or to Dealer Information. No Dealer Information, or any part thereof, shall be sold, assigned, leased or otherwise disposed of to third parties by ADP or commercially exploited by or on behalf of ADP.

(b) Upon the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular Dealer Information, on such earlier date that such information shall no longer be required by ADP in order to render the Services hereunder, Dealer Information (including copies thereof): (i) shall be promptly returned to Dealer by ADP in a form reasonably requested by Dealer, provided that Dealer has given prior approval to any reasonable costs associated with the conversion of Dealer Information from the form maintained by ADP; or (ii) if Dealer so elects, shall be destroyed by ADP.

(c) Dealer Information shall not be utilized by ADP for any purpose other than that of rendering the Services under this Agreement.

Section 5.2 Safeguarding Dealer Data

(a) ADP shall maintain physical security at each of the Data Centers at a level commensurate with its certification level (e.g., Tier IV). Logical security for the equipment and systems for which ADP provides Services shall be as set forth in the applicable Supplement. ADP will promptly inform Dealer of any material changes in the security methods employed by ADP to safeguard Dealer Information, unless the change would have a material and adverse impact on Dealer or its clients, in which case the consent of Dealer will be required.

(b) ADP Personnel shall not attempt to access, or grant access to, any Dealer Information which they are not permitted to access under this Agreement. If ADP becomes aware that any such access is attained (or is reasonably suspected) ADP shall promptly report such incident to Dealer, describe in reasonable detail the accessed Dealer Information (to the extent ADP is able to identify such Dealer Information), and if feasible, return to Dealer any copied or removed Dealer Information.

Section 5.3 Confidentiality.

(a) General. Each Party acknowledges (i) that such Party has in its possession and, in connection with this Agreement, the Separation Agreement and the Ancillary Agreements such Party will receive,

Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material non-public Information of the other Party. Subject to Section 5.3(c) below, as of the Distribution Date, ADP, on behalf of itself and each of its Affiliates, and Dealer, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its and their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information concerning the other Party (or its Business) and such other Party’s Affiliates (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other Party’s Affiliates or their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, the Separation Agreement and the Ancillary Agreements, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information:

(i) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement;

(ii) was available to such Party or its Affiliates, or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party hereto, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or

(iii) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

(b) No Disclosure, Compliance with Law, Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information with respect to the other Party to any other Person, except its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who need to know such Information in connection with this Agreement, the Separation Agreement or the Ancillary Agreements or for valid business reasons relating thereto, and except in compliance with Section 5.3 below. Each Party shall advise its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Each Party shall, and shall cause its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement, the Separation Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party; provided, however, that in no event shall either Party be required to destroy any hardware that includes Information if such Information is only accessible to highly skilled computer experts and cannot otherwise be deleted or destroyed without undue cost or effort (provided that such Information will remain subject to the confidentiality protection provisions herein).

(c) Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that either Party or any of its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders or other advisors or representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the other Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Party that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.

(d) Survival. The obligations of confidentiality in this Article V shall remain in effect during the Term and thereafter.

Section 5.4 Reports. ADP will provide any standard audit reports it obtains for the Data Centers to Dealer. These reports will be will be prepared by a nationally recognized public accounting firm which will be chosen by ADP. These standard reports will be provided to Dealer free of charge and copies thereof may be provided to Dealer clients. In the event that any such report contains a qualified opinion, ADP will consult with Dealer to review the control deficiencies that gave rise to the qualified opinion and ADP, in its sole discretion, may implement appropriate actions to remedy any such control deficiencies.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification for Third Party Claims.

(a) From and after the Distribution Date, ADP, on the one hand, and Dealer, on the other hand (as applicable, an “Indemnifying Party”), shall indemnify the other Party, the other Party’s Affiliates and their respective officers, directors and employees (each, an “Indemnified Party”), against and hold them harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) (collectively, “Losses”) suffered or incurred by the Indemnified Party in connection with a third party claim against such Indemnified Party, to the extent such Losses result from (1) an actual or alleged breach of this Agreement by the Indemnifying Party, (2) any actual or alleged infringement, violation or misappropriation of the intellectual property rights of any third person by the Indemnifying Party, or (3) the gross negligence or willful misconduct of the Indemnifying Party in the performance of its obligations hereunder, (4) death, personal injury, or bodily injury negligently or intentionally caused by the Indemnifying Party, or (5) damage to tangible/physical property caused by the grossly negligent or willful misconduct of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be deemed to have breached the Agreement, or been grossly negligent or to have engaged in willful misconduct, to the extent that Losses arise as a result of information provided by or on behalf of the Indemnified Party to the Indemnifying Party or any actions taken or omitted to be taken by the Indemnifying Party upon the written direction or instruction of the Indemnified Party. For avoidance of doubt, this Article VI applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement or the other Ancillary Agreements). The infringement indemnity set forth in subsection (1) above will not apply and ADP will not be liable for any damages assessed in any cause of action to the extent resulting from (i) any change, or enhancement in Services or Data Center Technology made by Dealer, and Service Recipient or any third party, (ii) Dealer’s use of the Services or Dealer Technology except as permitted under this Agreement or in combination with any hardware, software or other materials not expressly authorized by ADP, or (iii) ADP’s use in connection with the Services of Dealer Information.

(b) The amount of any Losses payable under Section 6.1(a) by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for the amount actually paid by the Indemnifying Party to the Indemnified Party in respect of such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by the Indemnified Party in collecting such amount.

Section 6.2 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the ADP Group or the Dealer Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.1 of this Agreement (collectively, a “Third Party Claim”), such Indemnified Party shall give such Indemnifying Party prompt written notice thereof and, in any event, within ten (10) days after such Indemnified Party received notice of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail, including, if known, the amount of the liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.2(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 6.2(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume control of the defense of such Third Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.2(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party (subject to the terms and conditions of this Agreement).

(d) The Indemnifying Party shall not have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 6.2(b) except with the consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned). Any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnified Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. For the avoidance of doubt, the Indemnified Party’s failure to consent to any such settlement or compromise shall be deemed unreasonable if such settlement or compromise (1) provides for an unconditional release of the Indemnified Party from liability with respect to such Third Party Claim and (2) does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. If the Indemnified Party unreasonably withholds a consent required by this Section 6.2(d) to the terms of a compromise or settlement of a Third Party Claim proposed to the Indemnified Party by the Indemnifying Party, the Indemnifying Party’s obligation to indemnify the Indemnified Party for such Third Party Claim (if applicable) shall not exceed the total amount that had been proposed in such compromise or settlement offer plus the amount of all expenses incurred by the Indemnified Party with respect to such Third Party Claim through the date on which such consent was requested.

(e) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(f) All amounts required to be paid pursuant to this Article VI shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Indemnified Party.

Section 6.3 Limitation on Damages.

(a) Direct Damages. Other than as expressly specified in this Section 6.3(a), ADP’s liability for direct damages under any circumstances for claims of any type or character arising from or related to the Agreement or the Services will be limited in the aggregate to an amount equal to the Fees for the Service giving rise to the claim paid by Dealer to ADP during the twelve (12) months immediately prior to the event giving rise to the claim; provided that for damages arising as a direct result of ADP’s breach of its security and/or confidentiality obligations as expressly set forth in Section 5.1 (Data Protection and Security), Section 5.2 Safeguarding Dealer Data) and/or Section 5.3 (Confidentiality), ADP’s liability shall be limited, in the aggregate, to a separate amount equal to the Fees for the Service giving rise to the claim paid by Dealer to ADP during the twelve (12) months immediately prior to the event giving rise to the claim. For the avoidance of doubt, the foregoing creates two separate and distinct sums describing ADP’s aggregate liability limits. The foregoing limitation on direct damages shall not apply to (I) ADP’s indemnification obligations under Section 6.1(a)(2) (IP Infringement), 6.1(a)(3) (Gross Negligence and Willful Misconduct), 6.1(a)(4) (Personal Injury), and Section 6.1(a)(5) (Tangible Property Damage), (II) a Party’s gross negligence or willful misconduct (including any damage to tangible property of a Party caused thereby), (III) termination of this Agreement other than as permitted herein, and/or (IV) any death or bodily injury caused by a Party. For avoidance of doubt, ADP’s liability for damage to Dealer Group tangible property shall not exceed the limitation of liability, whether a claim is made under the indemnity in Section 6.1(a)(5) or otherwise, unless such damage is caused by ADP’s gross negligence or willful misconduct. In the event of any damages to Dealer Group tangible property hereunder, Dealer will use commercially reasonable efforts to mitigate such damages including making any claims that are reasonably available under its applicable insurance policies.

(b) Consequential Damages. IN NO EVENT SHALL EITHER PARTY AND/OR ITS AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR THIRD PARTY SERVICE PROVIDERS BE LIABLE REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY FOR (A) INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND RELATED TO THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING LOST PROFITS (“CONSEQUENTIALS”); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO A BREACH BY EITHER PARTY OF SECTION 5.1 (DATA PROTECTION AND SECURITY), SECTION 5.2 SAFEGUARDING DEALER DATA) AND/OR SECTION 5.3 (CONFIDENTIALITY) HEREOF OR EITHER PARTY’S INTENTIONAL MISCONDUCT ; BUT, PROVIDED FURTHER THAT A PARTY’S LIABILITY FOR CONSEQUENTIALS FOR A BREACH OF SUCH SECTIONS OR ITS INTENTIONAL MISCONDUCT SHALL BE SUBJECT TO THE LIMITATION ON MONETARY DAMAGES SET FORTH IN SECTION 6.3 (A). FOR THE AVOIDANCE OF CONFUSION, THE IMMEDIATELY PRECEDING SENTENCE IN THIS SECTION 6.3 (B) CREATES A LIMITED EXCEPTION TO THE NO CONSEQUENTIALS RULE WHICH EXCEPTION IS LIMITED BY THE LIMITATION ON MONETARY DAMAGES CONTAINED IN SECTION 6.3(A). FURTHER, THE PARTIES AGREE THAT PAYMENTS REQUIRED TO BE MADE BY A PARTY HEREUNDER TO A THIRD PARTY FOR DAMAGES OF A CONSEQUENTIAL NATURE SUFFERED BY THAT THIRD PARTY SHALL BE DEEMED DIRECT DAMAGES TO SUCH PARTY.

Section 6.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE SEPARATION AGREEMENT OR ANY ANCILLARY AGREEMENT.

Section 6.5 Insurance. Dealer shall obtain and maintain during the Term, reasonable insurance policies covering any and all equipment owned or leased by Dealer or the Dealer Group and located in an ADP facility. Dealer shall cause such insurance policies to include a waiver of subrogation against any coverage help by ADP. Dealer will provide proof of such insurance upon ADP’s request from time to time.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Subcontracting. Notwithstanding anything to the contrary herein, ADP may, in its sole discretion, use a Third Party Service Provider or member of the ADP Group to provide any or all of the Services.

Section 7.2 Negotiation. In the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, the chief financial officers of the Parties shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within fifteen (15) Business Days after receipt of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within thirty (30) Business Days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 7.4. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

Section 7.3 Consent to Jurisdiction; Forum; Service of Process; Waiver of Jury Trial.

(a) Subject to the prior exhaustion of the procedures set forth in Section 7.2, each of the Parties agrees that, notwithstanding anything herein, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) any claim that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement or the subject matter hereof may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7.4 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 7.3(b), (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

(c) The covenant of ADP to provide the Services is independent of Dealer’s covenants under this Agreement and the Separation Agreement, and ADP, during any dispute or otherwise, shall continue to provide the Services to Dealer and the other applicable Service Recipients so long as Dealer is not in material breach of its payment obligations under this Agreement.

Section 7.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

(a)	if to Dealer or any member of the Dealer Group, to:

CDK Global, Inc.

1950 Hassell Road Suite 1000

Hoffman Estates, IL 60169-6308

Attention: General Counsel

Fax: (847) 781-9873

(b)	if to ADP or any member of the ADP Group, to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, NJ 07068-1728

Attention: General Counsel

Facsimile: (973) 974-3399

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 7.5 Entire Agreement. This Agreement, together with the Supplements hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Dealer and ADP or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 7.7 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 7.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable by either Party without the prior written consent of the other Party; provided, that either Dealer or ADP, as the case may be, may assign any of its rights under this Agreement to any of its respective Affiliates (it being understood that no such assignment shall effect a novation or otherwise relieve the assigning Party of any of its obligations hereunder nor in any way increase the obligations of the non-assigning Party under this Agreement); provided, further, that either Party may assign its rights and obligations under this Agreement in connection with a sale of all or substantially all of its business, whether by sale of assets, merger or otherwise.

Section 7.9 Articles and Sections. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.10 Interpretation. The Parties acknowledge and agree that (i) each Party reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to each of the Parties, regardless of which Party was generally responsible for the preparation of this Agreement.

Section 7.11 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 7.12 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.

Section 7.13 No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of either Party.

Section 7.14 No Third Party Beneficiaries. Except as otherwise provided in Article VI, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties.

Section 7.15 Force Majeure. Neither Party shall be liable for any expense, loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the reasonable control of that Party (“Force Majeure”), including acts of God, acts or regulations of any Governmental Authority, war, riots, insurrection, terrorism or other hostilities, failures of the Internet, accident, fire, flood, strikes, lockouts, industrial disputes, pandemics or shortages of fuel. Neither Party shall be entitled to terminate this Agreement due to a Force Majeure or any failure resulting from any such event.

Section 7.16 Independent Contractors. Except as otherwise agreed in writing by the Parties, in the performance of the Services to be rendered hereunder, ADP and its Affiliates shall at all times act as independent contractors, and none is in any respect an agent, attorney, employee, representative, joint venturer or fiduciary of Dealer, and Dealer shall not declare or represent to any third party that ADP or any of its Affiliates is acting in any respect as agent, attorney, employee representative, joint venturer or fiduciary of the Service Recipients. Neither ADP or its Affiliates, on the one hand, nor Dealer or its Affiliates, on the other, shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.

Section 7.17 Employees. Individuals employed by ADP or its Affiliates who provide Services pursuant to this Agreement shall in no respect be considered employees of Dealer or any other applicable Service Recipients. ADP or one of its Affiliates shall act as the sole employer of the individuals it employs and shall not delegate any employment functions to the Service Recipients.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael A. Bonarti
Name: Michael A. Bonarti
Title: Vice President

CDK GLOBAL HOLDINGS, LLC

By:	/s/ Michael C. Eberhard
Name: Michael C. Eberhard
Title: Vice President and Treasurer